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                                                Hartford, CT  06156



                                                Jo-Anne Rankin, FSA, MAAA
                                                Pricing Actuary
                                                Life Products Group, TN41
                                                (860) 273-4436
                                                Fax:  (860) 273-4438

June 26, 1997



Re:  AetnaVest and AetnaVest II (File No. 33-76004)

Dear Sir or Madam:

In my capacity as Actuary of Aetna Life Insurance and Annuity Company (ALIAC), I have provided actuarial advice concerning ALIAC's AetnaVest and AetnaVest II Flexible Premium Variable Universal Life Insurance Policies (the "Policies"). I also provided actuarial advice concerning the preparation of Post-Effective Amendment No. 9 to Registration Statement on Form S-6, File No. 33-76004 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policies.

In my opinion the illustrations of benefits under the Policies included in the prospectus under the captions "Illustrations of Death Benefit, Total Account Values and Cash Surrender Values For AetnaVest Policies" and "Illustrations of Death Benefit, Total Account Values and Cash Surrender Values For AetnaVest II Policies" are, based on the assumptions stated in the illustrations, consistent with the provisions of the respective forms of the Policies. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Jo-Anne Rankin

Jo-Anne Rankin
Pricing Actuary